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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
New Century Financial Corporation:


We consent to incorporation in the registration statements (Nos. 333-36129, 333-32709, 333-68467 and 333-53665) on Form S-8 of New Century Financial Corporation of our report dated January 26, 1999, relating to the consolidated balance sheets of New Century Financial Corporation and Subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of New Century Financial Corporation.


/s/ KPMG LLP



Orange County, California
March 30, 1999